Exhibit 99.1

Press Release

Contacts:	MEDIA:	ANALYSTS:
	Kevin Heine	Izzy Dawood
	(212) 635-1590	(212) 635-1850
	kevin.heine@bnymellon.com	izzy.dawood@bnymellon.com

BNY MELLON REPORTS SECOND QUARTER EARNINGS OF $554 MILLION OR $0.48 PER COMMON SHARE, INCLUDING:

•	$0.14 PER COMMON SHARE FOR PREVIOUSLY DISCLOSED CHARGES

INVESTMENT MANAGEMENT AND PERFORMANCE FEES UP 4% YEAR-OVER-YEAR

•	Assets under management up 15% year-over-year to a record $1.64 trillion

ASSET SERVICING REVENUE UP 3% YEAR-OVER-YEAR

•	Assets under custody and/or administration up 9% year-over-year

STRONG PROGRESS ON EXPENSE CONTROL

REPURCHASED 12.6 MILLION COMMON SHARES FOR $431 MILLION IN SECOND QUARTER

RETURN ON TANGIBLE COMMON EQUITY OF 15%, OR 18% ON AN ADJUSTED BASIS (a)

NEW YORK, July 18, 2014 – The Bank of New York Mellon Corporation (“BNY Mellon”) (NYSE: BK) today reported second quarter net income applicable to common shareholders of $554 million, or $0.48 per diluted common share. Excluding the after-tax impact of the previously disclosed charges related to investment management funds and severance of $161 million, or $0.14 per diluted common share, net income applicable to common shareholders totaled $715 million, or $0.62 per diluted common share, in the second quarter of 2014. In the second quarter of 2013, net income applicable to common shareholders was $831 million, or $0.71 per diluted common share. Excluding the after-tax gain of $109 million, or $0.09 per diluted common share, related to an equity investment and the after-tax recovery related to investment management funds of $21 million, or $0.02 per diluted common share, net income applicable to common shareholders totaled $701 million, or $0.60 per diluted common share, in the second quarter of 2013. In the first quarter of 2014, net income applicable to common shareholders was $661 million, or $0.57 per diluted common share. (a)

“Our commitment to aggressive expense control is paying off as operating expenses declined both sequentially and year over year. Consistent with our culture of continuous productivity improvement, we recently announced further streamlining actions that are expected to benefit our expense run rate beginning in the second half of the year,” said Gerald L. Hassell, chairman and chief executive officer of BNY Mellon.

(a)	See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 11 for the reconciliation of the Non-GAAP measures.

“Our Asset Servicing, Clearing and Investment Management fees grew nicely as we remained sharply focused on our clients’ investment needs. Our clients continue to rate us highly in terms of new service offerings and the quality of our capabilities,” added Mr. Hassell.

“Finally, we remain dedicated to maintaining strong capital levels, returning more capital to shareholders and driving shareholder value. Since the financial crisis, our strong capital generation has enabled us to more than double our tangible capital, while also reducing our shares outstanding to below pre-crisis levels,” Mr. Hassell concluded.

Second Quarter Results – Sequential growth rates are unannualized. Please refer to the Quarterly Earnings Review for a detailed review of our businesses.

Total revenue

	Reconciliation of total revenue				2Q14 vs.
	(dollars in millions)	2Q14	1Q14	2Q13	2Q13	1Q14
	Fee and other revenue	$2,980	$2,883	$3,203	(7)%	3%
	Income from consolidated investment management funds	46	36	65
	Net interest revenue	719	728	757
	Total revenue – GAAP	3,745	3,647	4,025	(7)	3
Less:	Net income attributable to noncontrolling interests related to consolidated investment management funds	17	20	39
	Gain related to an equity investment (pre-tax)	—	—	184
	Total revenue – Non-GAAP	$3,728	$3,627	$3,802	(2)%	3%

•	Assets under custody and/or administration (“AUC/A”) amounted to $28.5 trillion at June 30, 2014, an increase of 9% compared with the prior year and 2% sequentially. Both increases were primarily driven by higher market values. Assets under management (“AUM”) amounted to a record $1.64 trillion at June 30, 2014, an increase of 15% compared with the prior year and 1% sequentially. Both increases resulted from higher market values. The year-over-year increase also reflects the impact of a weaker U.S. dollar and net new business. In the second quarter of 2014, long-term outflows totaled $13 billion driven primarily by liability-driven investments, while short-term outflows totaled $18 billion.

•	Investment services fees totaled $1.7 billion, a decrease of 1% year-over-year and an increase of 1% sequentially. The year-over-year decrease primarily reflects lower Depositary Receipts revenue driven by lower corporate actions, lower Corporate Trust revenue and higher money market fee waivers, partially offset by higher asset servicing and clearing services fees. The sequential increase primarily reflects seasonally higher securities lending revenue, higher cash management fees, and asset servicing fees due to increased market values.

•	Investment management and performance fees were $883 million, an increase of 4% year-over-year and 5% sequentially. Both increases primarily reflect higher equity market values and the average impact of a weaker U.S. dollar. The year-over-year increase also reflects net new business, partially offset by higher money market fee waivers and lower performance fees. The sequential increase also reflects lower money market fee waivers and higher performance fees. Excluding money market fee waivers, investment management and performance fees increased 5% year-over-year and 3% sequentially (Non-GAAP).

•	Foreign exchange and other trading revenue totaled $130 million compared with $207 million in the second quarter of 2013 and $136 million in the first quarter of 2014. In the second quarter of 2014, foreign exchange revenue totaled $129 million, a decrease of 28% year-over-year and 1% sequentially. Both decreases primarily reflect lower volatility, partially offset by higher volumes. Other trading revenue was $1 million in the second quarter of 2014 compared with $28 million in the second quarter of 2013 and $6 million in the first quarter of 2014. The year-over-year decrease primarily reflects lower derivatives trading revenue. Sequentially, the decrease primarily reflects lower fixed income trading revenue.

•	Investment and other income was $142 million in the second quarter of 2014 compared with $285 million in the second quarter of 2013 and $102 million in the first quarter of 2014. The year-over-year decrease primarily reflects the gain related to an equity investment recorded in the second quarter of 2013, partially offset by higher other income and seed capital gains. The sequential increase primarily reflects higher other income, equity investment revenue and asset-related gains, partially offset by lower lease residual gains.

•	Net interest revenue and the net interest margin (FTE) were $719 million and 0.98% in the second quarter of 2014 compared with $757 million and 1.15% in the second quarter of 2013 and $728 million and 1.05% in the first quarter of 2014. The year-over-year decrease in net interest revenue primarily resulted from lower yields on investment securities, partially offset by higher average interest-earnings assets driven by higher deposits. The sequential decrease primarily reflects higher premium amortization on agency mortgage-backed securities.

•	The net unrealized pre-tax gain on our total investment securities portfolio was $1.2 billion at June 30, 2014 compared with $676 million at March 31, 2014. The increase was primarily driven by the reduction in market interest rates.

The provision for credit losses was a credit of $12 million in the second quarter of 2014 driven by the continued improvement in the credit quality of the loan portfolio. The provision for credit losses was a credit of $19 million in the second quarter of 2013 and a credit of $18 million in the first quarter of 2014.

Total noninterest expense

Reconciliation of noninterest expense				2Q14 vs.
(dollars in millions)	2Q14	1Q14	2Q13	2Q13	1Q14
Noninterest expense – GAAP	$2,946	$2,739	$2,822	4%	8%
Less: Amortization of intangible assets	75	75	93
M&I, litigation and restructuring charges	122	(12)	13
Charge (recovery) related to investment management funds	109	(5)	(27)
Total noninterest expense excluding amortization of intangible assets, M&I, litigation and restructuring charges and the charge (recovery) related to investment management funds – Non-GAAP	$2,640	$2,681	$2,743	(4)%	(2)%

•	Total noninterest expense excluding amortization of intangible assets, M&I, litigation and restructuring charges, and the previously disclosed charge (recovery) related to investment management funds (Non-GAAP) decreased 4% year-over-year and 2% sequentially, primarily reflecting lower staff expense. The year-over-year decrease also reflects lower business development expense.

The effective tax rate was 26.7% in the second quarter of 2014.

Capital ratios	June 30, 2014	March 31, 2014	June 30, 2013
Regulatory capital ratios – fully phased-in – Non-GAAP: (a)(b)
Estimated common equity Tier 1 ratio (“CET1”): (c)
Standardized Approach	10.4%	11.1%	9.3%
Advanced Approach	10.0	10.7	9.8
Regulatory capital ratios: (a)(b)(d)
CET1 ratio	11.7	15.7	13.2	(c)(f)
Tier 1 capital ratio	12.7	17.0	14.8
Total (Tier 1 plus Tier 2) capital ratio	13.1	17.8	15.8
Leverage capital ratio	5.9	6.1	5.3
BNY Mellon shareholders’ equity to total assets ratio (c)(e)	9.6	10.3	9.9
BNY Mellon common shareholders’ equity to total assets ratio (c)	9.2	9.9	9.5
BNY Mellon tangible common shareholders’ equity to tangible assets of operations ratio – Non-GAAP (c)	6.4	6.6	5.8

(a)	June 30, 2014 regulatory capital ratios are preliminary. The estimated fully phased-in Basel III CET1 ratios are based on our interpretation of the final rules released by the Board of Governors of the Federal Reserve (the “Federal Reserve”) on July 2, 2013 (the “Final Capital Rules”), which are being gradually phased-in over a multi-year period.
(b)	Beginning with June 30, 2014, risk-based capital ratios include the estimated net impact of including the total consolidated assets of certain consolidated investment management funds in risk-weighted assets. These assets were not included in prior periods. The net impact of such consolidated assets for the June 30, 2014 estimated CET1 ratio on a fully-phased-in basis was a decrease of 109 basis points under the Advanced Approach and 57 basis points under the Standardized Approach. The net impact of such consolidated assets for June 30, 2014 regulatory capital ratios, as calculated under the Advanced Approach, was a decrease of 126 basis points to the CET1 ratio, 136 basis points to the Tier 1 capital ratio, and 140 basis points to the Total capital ratio. The leverage ratio was not affected.
(c)	See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 11 for a reconciliation of these ratios.
(d)	At June 30, 2014, the CET1, Tier 1 and Total risk-based regulatory capital ratios are based on Basel III components of capital, as phased-in, and asset risk-weightings using the Advanced Approach framework under the Final Capital Rules. The Collins Floor comparison of the CET1, Tier 1 and Total risk-based regulatory capital ratios calculated based on Basel III components of capital, as phased-in, and asset risk-weightings using the general risk-based guidelines included in the Final Capital Rules (which for 2014 look to Basel I-based requirements) were 14.3%, 15.5% and 16.2%, respectively. At March 31, 2014, the risk-based regulatory capital ratios were based on Basel III components of capital, as phased-in, and asset risk-weightings using the general risk-based guidelines included in the Final Capital Rules (which for 2014 look to Basel I-based requirements). The leverage capital ratios for June 30, 2014 and March 31, 2014 are based on Basel III components of capital and quarterly average total assets, as phased-in. The risk-based and leverage capital ratios for June 30, 2013 are based on Basel I rules (including Basel I Tier 1 common in the case of the CET1 ratio). Reporting of the Basel III Advanced Approach became effective June 30, 2014.
(e)	The ratio at June 30, 2013 reflects the retrospective application of adopting new accounting guidance in the first quarter of 2014 related to our investments in qualified affordable housing projects (ASU 2014-01). See page 10 for additional information.
(f)	The numerator for this ratio for June 30, 2013 is Basel I Tier 1 common. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 11.

Dividends

Common – On July 18, 2014, The Bank of New York Mellon Corporation declared a quarterly common stock dividend of $0.17 per common share. This cash dividend is payable on Aug. 8, 2014 to shareholders of record as of the close of business on July 29, 2014.

Preferred – On July 18, 2014, The Bank of New York Mellon Corporation also declared the following dividends for the noncumulative perpetual preferred stock, liquidation preference $100,000 per share, for the dividend period ending in September 2014, in each case, payable on Sept. 22, 2014 to holders of record as of the close of business on Sept. 5, 2014:

•	$1,044.44 per share on the Series A Preferred Stock (equivalent to $10.4444 per Normal Preferred Capital Security of Mellon Capital IV, each representing 1/100th interest in a share of Series A Preferred Stock); and

•	$1,300.00 per share on the Series C Preferred Stock (equivalent to $0.3250 per depositary share, each representing a 1/4,000th interest in a share of the Series C Preferred Stock).

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries and more than 100 markets. As of June 30, 2014, BNY Mellon had $28.5 trillion in assets under custody and/or administration, and $1.6 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com, or follow us on Twitter @BNYMellon.

Supplemental Financial Information

The Quarterly Earnings Review and Quarterly Financial Trends for The Bank of New York Mellon Corporation have been updated through June 30, 2014 and are available at www.bnymellon.com (Investor Relations - Financial Reports).

Conference Call Information

Gerald L. Hassell, chairman and chief executive officer and Thomas P. Gibbons, vice chairman and chief financial officer, along with other members of executive management from BNY Mellon, will host a conference call and simultaneous live audio webcast at 8:00 a.m. EDT on July 18, 2014. This conference call and audio webcast will include forward-looking statements and may include other material information.

Persons wishing to access the conference call and audio webcast may do so by dialing (888) 677-5383 (U.S.) and (773) 799-3611 (International), and using the passcode: Earnings, or by logging on to www.bnymellon.com. The Earnings Release, together with the Quarterly Earnings Review and Quarterly Financial Trends, will be available at www.bnymellon.com beginning at approximately 6:30 a.m. EDT on July 18, 2014. Replays of the conference call and audio webcast will be available beginning July 18, 2014 at approximately 2 p.m. EDT through Aug. 18, 2014 by dialing (800) 934-9697 (U.S.) or (203) 369-3395 (International). The archived version of the conference call and audio webcast will also be available at www.bnymellon.com for the same time period.

THE BANK OF NEW YORK MELLON CORPORATION

Financial Highlights

(dollar amounts in millions, except per common share amounts and unless otherwise noted; quarterly returns are annualized)	Quarter ended				Year-to-date
	June 30, 2014	March 31, 2014	June 30, 2013		June 30, 2014	June 30, 2013
Return on common equity (a)	6.1%	7.4%	9.7%		6.7%	3.3%
Non-GAAP (a)	8.4%	7.8%	10.2%		8.1%	9.2%

Return on tangible common equity – Non-GAAP (a)	14.5%	17.6%	25.0%		16.0%	9.5%
Non-GAAP adjusted (a)	18.4%	17.3%	24.6	%(b)	17.9%	22.0	%(b)

Fee revenue as a percentage of total revenue excluding net securities gains	79%	79%	79%		79%	79%

Percentage of non-U.S. total revenue (c)	38%	37%	36%		37%	36%

Pre-tax operating margin (a)	22%	25%	30	%(b)	24%	27	%(b)
Non-GAAP (a)	30%	27%	32%		28%	29%

Net interest margin (FTE)	0.98%	1.05%	1.15%		1.02%	1.13%

Selected average balances:
Interest-earning assets	$300,758	$284,532	$268,481		$292,691	$267,124
Assets of operations	$357,807	$343,638	$325,931		$350,760	$324,055
Total assets	$369,212	$354,992	$337,455		$362,140	$335,569
Interest-bearing deposits	$162,674	$152,986	$151,219		$157,856	$149,484
Noninterest-bearing deposits	$77,820	$81,430	$70,648		$79,615	$70,493
Preferred stock	$1,562	$1,562	$1,350		$1,562	$1,210
Total The Bank of New York Mellon Corporation common shareholders’ equity	$36,565	$36,289	$34,467		$36,428	$34,681

Average common shares and equivalents outstanding (in thousands):
Basic	1,133,556	1,138,645	1,152,545		1,136,086	1,155,667
Diluted	1,139,800	1,144,510	1,155,981		1,141,948	1,159,169

Period-end data:
Assets under management (in billions) (d)	$1,636 (e)	$1,620	$1,427		$1,636 (e)	$1,427
Assets under custody and/or administration (in trillions) (f)	$28.5 (e)	$27.9	$26.2		$28.5 (e)	$26.2
Market value of securities on loan (in billions) (g)	$280	$264	$255		$280	$255

Full-time employees	51,100	51,400	49,800		51,100	49,800
Book value per common share – GAAP (a)	$32.49	$31.94	$29.81	(b)	$32.49	$29.81	(b)
Tangible book value per common share – Non-GAAP (a)	$14.88	$14.48	$12.40	(b)	$14.88	$12.40	(b)
Cash dividends per common share	$0.17	$0.15	$0.15		$0.32	$0.28
Common dividend payout ratio	35%	26%	21%		31%	58%
Closing stock price per common share	$37.48	$35.29	$28.05		$37.48	$28.05
Market capitalization	$42,412	$40,244	$32,271		$42,412	$32,271

(a)	Non-GAAP excludes amortization of intangible assets, M&I, litigation and restructuring charges, a previously disclosed charge (recovery) related to investment management funds and the impact of the disallowance of certain foreign tax credits, if applicable. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 11 for a reconciliation of the Non-GAAP measures.
(b)	Prior periods reflect the retrospective application of adopting new accounting guidance in the first quarter of 2014 related to our investments in qualified affordable housing projects (ASU 2014-01). See page 10 for additional information.
(c)	Includes fee revenue, net interest revenue and income from consolidated investment management funds, net of net income attributable to noncontrolling interests.
(d)	Excludes securities lending cash management assets and assets managed in the Investment Services business. Also excludes assets under management related to Newton’s private client business that was sold in September 2013.
(e)	Preliminary.
(f)	Includes the AUC/A of CIBC Mellon Global Securities Services Company (“CIBC Mellon”), a joint venture with the Canadian Imperial Bank of Commerce, of $1.2 trillion at June 30, 2014 and March 31, 2014, and $1.1 trillion at June 30, 2013.
(g)	Represents the total amount of securities on loan managed by the Investment Services business. Excludes securities for which BNY Mellon acts as agent, beginning in the fourth quarter of 2013, on behalf of CIBC Mellon clients, which totaled $64 billion at June 30, 2014 and $66 billion at March 31, 2014.

THE BANK OF NEW YORK MELLON CORPORATION

Condensed Consolidated Income Statement

(in millions)	Quarter ended				Year-to-date
	June 30, 2014	March 31, 2014	June 30, 2013		June 30, 2014	June 30, 2013
Fee and other revenue
Investment services fees:
Asset servicing	$1,022	$1,009	$988		$2,031	$1,957
Clearing services	326	325	321		651	625
Issuer services	231	229	294		460	531
Treasury services	141	136	139		277	280
Total investment services fees	1,720	1,699	1,742		3,419	3,393
Investment management and performance fees	883	843	848		1,726	1,670
Foreign exchange and other trading revenue	130	136	207		266	368
Distribution and servicing	43	43	45		86	94
Financing-related fees	44	38	44		82	85
Investment and other income	142	102	285	(a)	244	373	(a)
Total fee revenue	2,962	2,861	3,171	(a)	5,823	5,983	(a)
Net securities gains	18	22	32		40	80
Total fee and other revenue	2,980	2,883	3,203	(a)	5,863	6,063	(a)
Operations of consolidated investment management funds
Investment income	141	138	159		279	305
Interest of investment management fund note holders	95	102	94		197	190
Income from consolidated investment management funds	46	36	65		82	115
Net interest revenue
Interest revenue	811	812	836		1,623	1,651
Interest expense	92	84	79		176	175
Net interest revenue	719	728	757		1,447	1,476
Provision for credit losses	(12)	(18)	(19)		(30)	(43)
Net interest revenue after provision for credit losses	731	746	776		1,477	1,519
Noninterest expense
Staff	1,439	1,511	1,509		2,950	2,981
Professional, legal and other purchased services	314	312	317		626	612
Software and equipment	236	237	238		473	466
Net occupancy	152	154	159		306	322
Distribution and servicing	112	107	111		219	217
Sub-custodian	81	68	77		149	141
Business development	68	64	90		132	158
Other	347	223	215		570	522
Amortization of intangible assets	75	75	93		150	179
Merger and integration, litigation and restructuring charges	122	(12)	13		110	52
Total noninterest expense	2,946	2,739	2,822		5,685	5,650
Income
Income before income taxes	811	926	1,222	(a)	1,737	2,047	(a)
Provision for income taxes	217	232	339	(a)	449	1,401	(a)
Net income	594	694	883	(a)	1,288	646	(a)
Net (income) attributable to noncontrolling interests (includes $(17), $(20), $(39), $(37) and $(55) related to consolidated investment management funds, respectively)	(17)	(20)	(40)		(37)	(56)
Net income applicable to shareholders of The Bank of New York Mellon Corporation	577	674	843	(a)	1,251	590	(a)
Preferred stock dividends	(23)	(13)	(12)		(36)	(25)
Net income applicable to common shareholders of The Bank of New York Mellon Corporation	$554	$661	$831	(a)	$1,215	$565	(a)

(a)	Reflects the retrospective application of adopting new accounting guidance in the first quarter of 2014 related to our investments in qualified affordable housing projects (ASU 2014-01). See page 10 for additional information.

THE BANK OF NEW YORK MELLON CORPORATION

Condensed Consolidated Income Statement - continued

Net income applicable to common shareholders of The Bank of New York Mellon Corporation used for the earnings per share calculation (in millions)	Quarter ended				Year-to-date
	June 30, 2014	March 31, 2014	June 30, 2013		June 30, 2014	June 30, 2013
Net income applicable to common shareholders of The Bank of New York Mellon Corporation	$554	$661	$831	(a)	$1,215	$565	(a)
Less: Earnings allocated to participating securities	10	13	15	(a)	23	10	(a)
Change in the excess of redeemable value over the fair value of noncontrolling interests	N/A	N/A	—		N/A	1
Net income applicable to the common shareholders of The Bank of New York Mellon Corporation after required adjustments for the calculation of basic and diluted earnings per common share	$544	$648	$816	(a)	$1,192	$554	(a)

(a)	Reflects the retrospective application of adopting new accounting guidance in the first quarter of 2014 related to our investments in qualified affordable housing projects (ASU 2014-01). See page 10 for additional information.

N/A – Not applicable.

Earnings per share applicable to the common shareholders of The Bank of New York Mellon Corporation (in dollars)	Quarter ended				Year-to-date
	June 30, 2014	March 31, 2014	June 30, 2013		June 30, 2014	June 30, 2013
Basic	$0.48	$0.57	$0.71	(a)	$1.05	$0.48	(a)
Diluted	$0.48	$0.57	$0.71	(a)	$1.04	$0.48	(a)

(a)	Reflects the retrospective application of adopting new accounting guidance in the first quarter of 2014 related to our investments in qualified affordable housing projects (ASU 2014-01). See page 10 for additional information.

THE BANK OF NEW YORK MELLON CORPORATION

Consolidated Balance Sheet

(dollars in millions, except per share amounts)	June 30, 2014	March 31, 2014	Dec. 31, 2013
Assets
Cash and due from:
Banks	$6,173	$6,092	$6,460
Interest-bearing deposits with the Federal Reserve and other central banks	105,657	82,602	104,359
Interest-bearing deposits with banks	41,459	42,795	35,300
Federal funds sold and securities purchased under resale agreements	15,062	12,223	9,161
Securities:
Held-to-maturity (fair value of $19,211, $19,092 and $19,443)	19,102	19,226	19,743
Available-for-sale	85,688	80,216	79,309
Total securities	104,790	99,442	99,052
Trading assets	10,856	10,832	12,098
Loans	59,248	54,036	51,657
Allowance for loan losses	(187)	(198)	(210)
Net loans	59,061	53,838	51,447
Premises and equipment	1,590	1,613	1,655
Accrued interest receivable	624	533	621
Goodwill	18,196	18,100	18,073
Intangible assets	4,314	4,380	4,452
Other assets	22,530	24,340	20,566
Subtotal assets of operations	390,312	356,790	363,244
Assets of consolidated investment management funds, at fair value:
Trading assets	9,402	10,260	10,397
Other assets	1,026	1,191	875
Subtotal assets of consolidated investment management funds, at fair value	10,428	11,451	11,272
Total assets	$400,740	$368,241	$374,516
Liabilities
Deposits:
Noninterest-bearing (principally U.S. offices)	$109,570	$89,051	$95,475
Interest-bearing deposits in U.S. offices	52,954	52,825	56,640
Interest-bearing deposits in Non-U.S. offices	119,915	110,351	109,014
Total deposits	282,439	252,227	261,129
Federal funds purchased and securities sold under repurchase agreements	10,301	9,935	9,648
Trading liabilities	6,844	6,540	6,945
Payables to customers and broker-dealers	17,242	16,822	15,707
Commercial paper	27	27	96
Other borrowed funds	1,458	1,305	663
Accrued taxes and other expenses	6,433	6,271	6,996
Other liabilities (includes allowance for lending-related commitments of $124, $128 and $134)	7,066	5,371	4,827
Long-term debt	20,327	20,616	19,864
Subtotal liabilities of operations	352,137	319,114	325,875
Liabilities of consolidated investment management funds, at fair value:
Trading liabilities	9,123	10,002	10,085
Other liabilities	6	156	46
Subtotal liabilities of consolidated investment management funds, at fair value	9,129	10,158	10,131
Total liabilities	361,266	329,272	336,006
Temporary equity
Redeemable noncontrolling interests	239	212	230
Permanent equity
Preferred stock – par value $0.01 per share; authorized 100,000,000 shares; issued 15,826, 15,826 and 15,826 shares	1,562	1,562	1,562
Common stock – par value $0.01 per share; authorized 3,500,000,000 shares; issued 1,281,585,137, 1,277,739,777 and 1,268,036,220 shares	13	13	13
Additional paid-in capital	24,303	24,176	24,002
Retained earnings	16,796	16,439	15,952
Accumulated other comprehensive loss, net of tax	(402)	(689)	(892)
Less: Treasury stock of 149,988,907, 137,366,861 and 125,786,430 common shares, at cost	(3,946)	(3,515)	(3,140)
Total The Bank of New York Mellon Corporation shareholders’ equity	38,326	37,986	37,497
Nonredeemable noncontrolling interests of consolidated investment management funds	909	771	783
Total permanent equity	39,235	38,757	38,280
Total liabilities, temporary equity and permanent equity	$400,740	$368,241	$374,516

Impact of Adopting New Accounting Guidance

In the first quarter of 2014, BNY Mellon elected to early adopt the new accounting guidance included in Accounting Standards Update (“ASU”) 2014-01, “Accounting for Investments in Qualified Affordable Housing Projects - a Consensus of the FASB Emerging Issues Task Force.” This ASU allows companies that invest in qualified affordable housing projects to elect the proportional amortization method of accounting for these investments, if certain conditions are met. In the first quarter of 2014, we restated the prior period financial statements to reflect the impact of the retrospective application of the new accounting guidance.

The table below presents the impact of the new accounting guidance on our previously reported earnings per share applicable to the common shareholders.

Earnings per share applicable to the common shareholders of The Bank of New York Mellon Corporation	As previously reported		As revised
(in dollars)	2Q13	YTD13	2Q13	YTD13
Basic	$0.71	$0.48	$0.71	$0.48
Diluted	$0.71	$0.48	$0.71	$0.48

The table below presents the impact of this new accounting guidance on our previously reported income statements.

Income statement	As previously reported		Adjustment		As revised
(in millions)	2Q13	YTD13	2Q13	YTD13	2Q13	YTD13
Investment and other income	$269	$341	$16	$32	$285	$373
Total fee revenue	3,155	5,951	16	32	3,171	5,983
Total fee and other revenue	3,187	6,031	16	32	3,203	6,063
Income before income taxes	1,206	2,015	16	32	1,222	2,047
Provision for income taxes	321	1,367	18	34	339	1,401
Net income (loss)	885	648	(2)	(2)	883	646
Net income (loss) applicable to shareholders of The Bank of New York Mellon Corporation	845	592	(2)	(2)	843	590
Net income (loss) applicable to common shareholders of The Bank of New York Mellon Corporation	833	567	(2)	(2)	831	565

The table below presents the impact of this new accounting guidance on our previously reported consolidated ratios and other measures.

Consolidated ratios and other measures	As previously reported		As revised
(in dollars unless otherwise noted)	2Q13	YTD13	2Q13	YTD13
Return on tangible common equity – Non-GAAP adjusted	25.2%	21.9%	24.6%	22.0%
Pre-tax operating margin – GAAP	30%	26%	30%	27%
BNY Mellon shareholders’ equity to total assets ratio	10.0%	10.0%	9.9%	9.9%
Book value per common share – GAAP	$29.83	$29.83	$29.81	$29.81
Tangible book value per common share – Non-GAAP	$12.41	$12.41	$12.40	$12.40

Supplemental information – Explanation of GAAP and Non-GAAP financial measures

BNY Mellon has included in this Earnings Release certain Non-GAAP financial measures based upon fully phased-in Basel III CET1, Basel I CET1 and tangible common shareholders’ equity. BNY Mellon believes that the Basel III CET1 ratio on a fully phased-in basis, the ratio of Basel I CET1 to risk-weighted assets and the ratio of tangible common shareholders’ equity to tangible assets of operations are measures of capital strength that provide additional useful information to investors, supplementing the capital ratios which are, or were, utilized by regulatory authorities. The tangible common shareholders’ equity ratio includes changes in investment securities valuations which are reflected in total shareholders’ equity. In addition, this ratio is expressed as a percentage of the actual book value of assets, as opposed to a percentage of a risk-based reduced value established in accordance with regulatory requirements, although BNY Mellon in its reconciliation has excluded certain assets which are given a zero percent risk-weighting for regulatory purposes and the assets of consolidated investment management funds to which BNY Mellon has limited economic exposure. Further, BNY Mellon believes that the return on tangible common equity measure, which excludes goodwill and intangible assets net of deferred tax liabilities, is a useful additional measure for investors because it presents a measure of BNY Mellon’s performance in reference to those assets that are productive in generating income. BNY Mellon has provided a measure of tangible book value per share, which it believes provides additional useful information as to the level of such assets in relation to shares of common stock outstanding. BNY Mellon has presented its estimated fully phased-in Basel III CET1 ratios based on its interpretation of the Final Capital Rules released by the Federal Reserve on July 2, 2013, and on the application of such rules to BNY Mellon’s businesses as currently conducted. The estimated fully phased-in Basel III CET1 ratio is necessarily subject to, among other things, BNY Mellon’s further review of the Final Capital Rules, anticipated compliance with all necessary enhancements to model calibration, and other refinements, further implementation guidance from regulators and any changes BNY Mellon may make to its businesses. Consequently, BNY Mellon’s estimated fully phased-in Basel III CET1 ratio may change based on these factors. Management views the estimated fully phased-in Basel III CET1 ratio as a key measure in monitoring BNY Mellon’s capital position and progress against future regulatory capital standards. Additionally, the presentation of the estimated fully phased-in Basel III CET1 ratio is intended to allow investors to compare BNY Mellon’s estimated fully phased-in Basel III CET1 ratio with estimates presented by other companies.

BNY Mellon has presented revenue measures which exclude the effect of noncontrolling interests related to consolidated investment management funds and a gain related to an equity investment; and expense measures which exclude M&I expenses, litigation charges, restructuring charges, amortization of intangible assets and the charge (recovery) related to investment management funds. Earnings per share, return on equity measures and operating margin measures, which exclude some or all of these items, are also presented. Return on equity also excludes the charge related to the disallowance of certain foreign tax credits. BNY Mellon believes that these measures are useful to investors because they permit a focus on period-to-period comparisons, which relate to the ability of BNY Mellon to enhance revenues and limit expenses in circumstances where such matters are within BNY Mellon’s control. The excluded items, in general, relate to certain ongoing charges as a result of prior transactions or where we have incurred charges. M&I expenses primarily relate to the acquisitions of Global Investment Servicing on July 1, 2010 and BHF Asset Servicing GmbH on Aug. 2, 2010. M&I expenses generally continue for approximately three years after the transaction and can vary on a year-to-year basis depending on the stage of the integration. BNY Mellon believes that the exclusion of M&I expenses provides investors with a focus on BNY Mellon’s business as it would appear on a consolidated going-forward basis, after such M&I expenses have ceased. Future periods will not reflect such M&I expenses, and thus may be more easily compared with our current results if M&I expenses are excluded. Litigation charges represent accruals for loss contingencies that are both probable and reasonably estimable, but exclude standard business-related legal fees. Restructuring charges relate to our continuing efficiency improvements, Operational Excellence Initiatives and migrating positions to Global Delivery Centers. Excluding these charges permits investors to view expenses on a basis consistent with how management views the business.

In this Earnings Release, the net interest margin is presented on an FTE basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income. Each of these measures as described above is used by management to monitor financial performance, both on a company-wide and business-level basis.

The following tables present the reconciliation of net income and diluted earnings per common share.

Reconciliation of net income and diluted EPS – GAAP to Non-GAAP (in millions, except per common share amounts)	2Q14		2Q13
	Net income	Diluted EPS	Net income	Diluted EPS
Net income applicable to common shareholders of The Bank of New York Mellon Corporation – GAAP	$554	$0.48	$831	$0.71
Less: Gain related to an equity investment (after-tax)	N/A	N/A	109	0.09
Add: Charge (recovery) related to investment management funds and severance expense	161	0.14	(21)	(0.02)
Net income applicable to common shareholders of The Bank of New York Mellon Corporation – Non-GAAP	$715	$0.62	$701	$0.60

N/A – Not applicable.

The following table presents the reconciliation of the pre-tax operating margin ratio.

Reconciliation of income before income taxes-pre-tax operating margin (dollars in millions)	2Q14	1Q14	2Q13	YTD14	YTD13
Income before income taxes – GAAP	$811	$926	$1,222	$1,737	$2,047
Less: Net income attributable to noncontrolling interests of consolidated investment management funds	17	20	39	37	55
Add: Amortization of intangible assets	75	75	93	150	179
M&I, litigation and restructuring charges	122	(12)	13	110	52
Charge (recovery) related to investment management funds	109	(5)	(27)	104	12
Income before income taxes excluding net income attributable to noncontrolling interests of consolidated investment management funds, amortization of intangible assets, M&I, litigation and restructuring charges and the charge (recovery) related to investment management funds – Non-GAAP	$1,100	$964	$1,262	$2,064	$2,235

Fee and other revenue – GAAP	$2,980	$2,883	$3,203	$5,863	$6,063
Income from consolidated investment management funds – GAAP	46	36	65	82	115
Net interest revenue – GAAP	719	728	757	1,447	1,476
Total revenue – GAAP	3,745	3,647	4,025	7,392	7,654
Less: Net income attributable to noncontrolling interests of consolidated investment management funds	17	20	39	37	55
Total revenue excluding net income attributable to noncontrolling interests of consolidated investment management funds – Non-GAAP	$3,728	$3,627	$3,986	$7,355	$7,599

Pre-tax operating margin (a)	22%	25%	30%	24%	27%
Pre-tax operating margin excluding net income attributable to noncontrolling interests of consolidated investment management funds, amortization of intangible assets, M&I, litigation and restructuring charges and the charge (recovery) related to investment management funds – Non-GAAP (a)	30%	27%	32%	28%	29%

(a)	Income before taxes divided by total revenue.

The following table presents the reconciliation of the returns on common equity and tangible common equity.

Return on common equity and tangible common equity (dollars in millions)	2Q14	1Q14	2Q13	YTD14	YTD13
Net income applicable to common shareholders of The Bank of New York Mellon Corporation – GAAP	$554	$661	$831	$1,215	$565
Add: Amortization of intangible assets, net of tax	49	49	59	98	115
Net income applicable to common shareholders of The Bank of New York Mellon Corporation excluding amortization of intangible assets – Non-GAAP	603	710	890	1,313	680
Add: M&I, litigation and restructuring charges, net of tax	76	(7)	8	69	32
Charge related to the disallowance of certain foreign tax credits, net of tax	—	—	—	—	854
Charge (recovery) related to investment management funds, net of tax	85	(4)	(21)	81	9
Net income applicable to common shareholders of The Bank of New York Mellon Corporation excluding amortization of intangible assets, M&I, litigation and restructuring charges, the charge related to the disallowance of certain foreign tax credits and the charge (recovery) related to investment management funds – Non-GAAP	$764	$699	$877	$1,463	$1,575

Average common shareholders’ equity	$36,565	$36,289	$34,467	$36,428	$34,681
Less: Average goodwill	18,149	18,072	17,957	18,110	17,975
Average intangible assets	4,354	4,422	4,661	4,388	4,709
Add: Deferred tax liability – tax deductible goodwill (a)	1,338	1,306	1,200	1,338	1,200
Deferred tax liability – intangible assets (a)	1,247	1,259	1,269	1,247	1,269
Average tangible common shareholders’ equity – Non-GAAP	$16,647	$16,360	$14,318	$16,515	$14,466

Return on common equity – GAAP (b)	6.1%	7.4%	9.7%	6.7%	3.3%
Return on common equity excluding amortization of intangible assets, M&I, litigation and restructuring charges, the charge related to the disallowance of certain foreign tax credits and the charge (recovery) related to investment management funds – Non-GAAP (b)	8.4%	7.8%	10.2%	8.1%	9.2%

Return on tangible common equity – Non-GAAP (b)	14.5%	17.6%	25.0%	16.0%	9.5%
Return on tangible common equity excluding M&I, litigation and restructuring charges, the charge related to the disallowance of certain foreign tax credits and the charge (recovery) related to investment management funds – Non-GAAP (b)	18.4%	17.3%	24.6%	17.9%	22.0%

(a)	Deferred tax liabilities are based on fully phased-in Basel III rules. The first and second quarters of 2014 include deferred tax liabilities on tax deductible intangible assets permitted under Basel III rules.
(b)	Annualized.

The following table presents the reconciliation of consolidated investment management and performance fee revenue excluding money market fee waivers.

Investment management and performance fees				2Q14 vs.
(dollars in millions)	2Q14	1Q14	2Q13	2Q13	1Q14
Investment management and performance fees – GAAP	$883	$843	$848	4%	5%
Add: Money market fee waivers	72	81	64	13	(11)
Investment management and performance fees excluding money market fee waivers	$955	$924	$912	5%	3%

The following table presents the reconciliation of the equity to assets ratio and book value per common share.

Equity to assets and book value per common share (dollars in millions, unless otherwise noted)	June 30, 2014	March 31, 2014	June 30, 2013
BNY Mellon shareholders’ equity at period end – GAAP	$38,326	$37,986	$35,863
Less: Preferred stock	1,562	1,562	1,562
BNY Mellon common shareholders’ equity at period end – GAAP	36,764	36,424	34,301
Less: Goodwill	18,196	18,100	17,919
Intangible assets	4,314	4,380	4,588
Add: Deferred tax liability – tax deductible goodwill (a)	1,338	1,306	1,200
Deferred tax liability – intangible assets (a)	1,247	1,259	1,269
BNY Mellon tangible common shareholders’ equity at period end – Non-GAAP	$16,839	$16,509	$14,263
Total assets at period end – GAAP	$400,740	$368,241	$360,688
Less: Assets of consolidated investment management funds	10,428	11,451	11,471
Subtotal assets of operations – Non-GAAP	390,312	356,790	349,217
Less: Goodwill	18,196	18,100	17,919
Intangible assets	4,314	4,380	4,588
Cash on deposit with the Federal Reserve and other central banks (b)	104,916	83,736	78,671
Tangible total assets of operations at period end – Non-GAAP	$262,886	$250,574	$248,039

BNY Mellon shareholders’ equity to total assets – GAAP	9.6%	10.3%	9.9%
BNY Mellon common shareholders’ equity to total assets – GAAP	9.2%	9.9%	9.5%
BNY Mellon tangible common shareholders’ equity to tangible assets of operations – Non-GAAP	6.4%	6.6%	5.8%

Period-end common shares outstanding (in thousands)	1,131,596	1,140,373	1,150,477

Book value per common share – GAAP	$32.49	$31.94	$29.81
Tangible book value per common share – Non-GAAP	$14.88	$14.48	$12.40

(a)	Deferred tax liabilities are based on fully phased-in Basel III rules. The first and second quarters of 2014 include deferred tax liabilities on tax deductible intangible assets permitted under Basel III rules.
(b)	Assigned a zero percent risk-weighting by the regulators.

The following table presents the reconciliation of our estimated fully phased-in Basel III CET1 ratio under the Standardized Approach and Advanced Approach.

Estimated fully phased-in Basel III CET1 ratio – Non-GAAP (a) (dollars in millions)	June 30, 2014	March 31, 2014	June 30, 2013
Total Tier 1 capital	$20,669	$20,553	$16,951
Adjustments to determine estimated fully phased-in Basel III CET1:
Deferred tax liability – tax deductible intangible assets	—	—	81
Intangible deduction	(2,453)	(2,496)	—
Preferred stock	(1,562)	(1,562)	(1,562)
Trust preferred securities	(171)	(167)	(303)
Other comprehensive income (loss) and net pension fund assets:
Securities available-for-sale	586	430	560
Pension liabilities	(691)	(705)	(1,379)
Net pension fund assets	—	—	(268)
Total other comprehensive income (loss) and net pension fund assets	(105)	(275)	(1,087)
Equity method investments	(99)	(102)	(500)
Deferred tax assets	—	—	(26)
Other	(2)	—	23
Total estimated fully phased-in Basel III CET1	$16,277	$15,951	$13,577

Under the Standardized Approach:
Estimated fully phased-in Basel III risk-weighted assets	$155,812	$143,882	$145,841
Estimated fully phased-in Basel III CET1 ratio – Non-GAAP(b)	10.4%	11.1%	9.3%

Under the Advanced Approach:
Estimated fully phased-in Basel III risk-weighted assets	$162,072	$148,736	$138,304
Estimated fully phased-in Basel III CET1 ratio – Non-GAAP(b)	10.0%	10.7%	9.8%

(a)	June 30, 2014 information is preliminary. The estimated fully phased-in Basel III CET1 ratios are based on our interpretation of the Final Capital Rules, which are being gradually phased-in over a multi-year period.
(b)	Beginning with June 30, 2014, risk-based capital ratios include the estimated net impact of the total consolidated assets of certain consolidated investment management funds in risk-weighted assets. These assets were not included in prior periods. The net impact of such consolidated assets for the June 30, 2014 estimated CET1 ratio on a fully phased-in basis was a decrease of 109 basis points under the Advanced Approach and 57 basis points under the Standardized Approach.

The following table presents the reconciliation of our Basel I CET1 ratio.

Basel I CET1 ratio (dollars in millions)	June 30, 2013
Total Tier 1 capital – Basel I	$16,951
Less: Trust preferred securities	303
Preferred stock	1,562
Total Tier 1 common equity	$15,086

Total risk-weighted assets – Basel I	$114,511

Basel I CET1 ratio – Non-GAAP	13.2%

Cautionary Statement

The information presented in this Earnings Release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including our estimated capital ratios and expectations relating to those ratios, preliminary business metrics and statements made regarding the expected benefit to our expense run rate from streamlining actions, our dedication to maintaining strong capital levels, returning more capital to shareholders and driving shareholder value. These statements, which may be expressed in a variety of ways, include the use of future or present tense language. These statements and other forward-looking statements contained in other public disclosures of BNY Mellon which make reference to the cautionary factors described in this Earnings Release, are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond BNY Mellon’s control). Factors that could cause BNY Mellon’s results to differ materially from those described in the forward-looking statements can be found in the risk factors set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended Dec. 31, 2013 and its other filings with the Securities and Exchange Commission. All forward-looking statements in this Earnings Release speak only as of July 18, 2014 and BNY Mellon undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.